UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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(Rule 14a -101)
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FIRST EAGLE VARIABLE FUNDS
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VARIABLE ANNUITY

PROXY FACT SHEET FOR:

FIRST EAGLE OVERSEAS VARIABLE FUND

SPECIAL MEETING IMPORTANT DATES		SPECIAL MEETING LOCATION
Record Date	AUGUST 18, 2015	JW MARRIOTT ESSEX HOUSE
Mail Date	SEPTEMBER 14, 2015	160 CENTRAL PARK SOUTH
Meeting Date	OCTOBER 20, 2015 @ 3:00PM EDT	NEW YORK, NEW YORK 10019
ADDITIONAL INFORMATION		CONTACT INFORMATION
Ticker Symbol	FEOVX	Inbound Line	1-800-434-3719
Cusip Number	32008B100	Website	www.feim.com

What are shareholders being asked to vote on?

2.              To seek election of a member of the Board of Trustees of the Trust.

BOARD OF TRUSTEES RECOMMENDATION — FOR

1.              To seek shareholder approval of the “new” advisory agreement for the Fund that will continue the existing advisory arrangement with First Eagle Investment Management, LLC (“FEIM”) subsequent to the prospective change of ownership of the parent company of FEIM, Arnhold and S. Bleichroeder Holdings, Inc.

BOARD OF TRUSTEES RECOMMENDATION — FOR

PROPOSAL 2:  To seek election of a member of the Board of Trustees of the Trust.

NAME	AGE	TRUSTEE SINCE
Lisa Anderson	65	2005

THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” PROPOSAL 2

PROPOSAL 1:  To seek shareholder approval of the “new” advisory agreement for the Fund that will continue the existing advisory arrangement with First Eagle Investment Management, LLC (“FEIM”) subsequent to the prospective change of ownership of the parent company of FEIM, Arnhold and S. Bleichroeder Holdings, Inc.

Why are shareholders being asked to approve the “new” advisory agreement for the Fund?

A shareholder vote on Proposal 1 is required because of the prospective change of ownership of ASB Holdings. That transaction will be considered to result in an “assignment” of the advisory agreement. The Board of Trustees of the First Eagle Variable Funds is seeking shareholder approval of the new agreement to continue the advisory arrangements with First Eagle Investment Management.

What is meant by an “assignment”?

An “assignment” is a legal term for an event involving a change in the ultimate ownership of an investment adviser and, under the laws governing U.S. mutual funds, will terminate the advisory

For Internal Distribution Only

agreement and require that the fund seek approval from First Eagle Variable Funds’ shareholders to continue it as a “new” agreement.

How will the transaction and “new” advisory agreement affect my fund shares?

The Transaction does not change the terms of your annuity or other insurance contract through which you participate in the Fund’s shares or the total advisory fees charged to First Eagle Variable Funds. First Eagle Investment Management will continue to serve as First Eagle Variable Funds’ investment adviser with no change in terms or service levels.

Will the day-to-day management of my fund change as a result of the “new” advisory agreement?

It is intended that the same portfolio managers will continue to manage the Fund in accordance with the same investment objectives and policies.

How does the “new” advisory agreement differ from the existing advisory agreement?

The terms and conditions of the new advisory agreement are substantially similar to those under the current arrangement. There is no change in the advisory fees paid to the Adviser.

Will fees increase as a result of the “new” advisory agreement?

The fees payable to the Adviser under the new Agreement will be identical to the fees payable under the original Agreement.

If approved, how long will the “new” advisory agreement remain in effect?

The New Advisory Agreement does not change as to term. The agreement will remain in effect for an initial two-year term, with expected one-year terms after that.

What will happen if shareholders do not approve the “new” advisory agreement?

If the shareholders of the Fund do not approve the New Advisory Agreement and the Transaction is consummated, the Trustees, in consultation with the Adviser, will consider what further action to take consistent with their fiduciary duties to the Fund. Such action will initially include obtaining for the Fund interim investment advisory services from the Adviser at no more than the current fee rate for up to 150 days following the Transaction. In the event the Transaction is not consummated, the Adviser will continue to serve as investment adviser to the Fund pursuant to the terms of the existing advisory agreement.

Can you provide me with additional information on the transaction?

The transaction will lead to the prospective change of ownership of the parent company of First Eagle Investment Management, ASB Holdings. The acquisition will occur via the merger of ASB Holdings with a newly-formed subsidiary of Buyer, with ASB Holdings being the surviving company in the merger and continuing as a majority-owned subsidiary of Buyer. The transaction includes the sale by funds affiliated with TA Associates, L.P. of their entire investment in First Eagle Investment Management.

Who is the buyer?

In the Transaction, an entity owned by a consortium of funds advised or managed by Blackstone Management Partners L.L.C. (and its affiliates) and Corsair Capital, LLC (and its affiliates) and certain co-

investors proposes to directly acquire a majority of the outstanding equity of ASB Holdings such that Buyer will indirectly acquire a majority interest in First Eagle Investment Management.

THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” PROPOSAL 1

VOTING METHODS

PHONE:

To cast your vote by telephone with a proxy specialist, call the toll-free number listed on your proxy card.  Representatives are available to take your voting instructions Monday through Friday 9:00 a.m. to 10:00 p.m. Eastern Time.

MAIL:	To vote your proxy by mail, check the appropriate voting box on the proxy card, sign and date the card and return it in the enclosed postage-paid envelope.
TOUCH-TONE:	To cast your vote via a touch-tone voting line, call the toll-free number and enter the control number found on your proxy card.
INTERNET:	To vote via the Internet, go to the website on your proxy card and enter the control number found on the proxy card.

Proxy Materials Are Available Online At: www.proxyonline.com/docs/firsteagle2015VA.pdf